Registration Statement No. ____________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM S-8
                             REGISTRATION STATEMENT

                                      Under
                           THE SECURITIES ACT OF 1933

                           --------------------------
                                  TECHALT, INC
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

       NEVADA 87-0533626
-------------------------------          ---------------------------------------
 (State of other jurisdiction                 (IRS Employer Identification No.)
of incorporation or organization)

                          601 Union Street, Suite 4500
                               Seattlem, WA 98101
                       -----------------------------------
               (Address of principal executive offices)(Zip Code)

                                 (206) 838-9736
                     ---------------------------------------
                (Registrant's telephone no., including area code)

           EMPLOYMENT AGREEMENT BETWEEN BRUNO RIEGL and TECHALT, INC.
                      -------------------------------------
                            (Full Title of the Plan)

          EMPLOYMENT AGREEMENT BETWEEN TERRENCE BYRNE and TECHALT, INC.
                      -------------------------------------
                            (Full Title of the Plan)

           EMPLOYMENT AGREEMENT BETWEEN DAVID MOORE and TECHALT, INC.
                      -------------------------------------
                            (Full Title of the Plan)

          EMPLOYMENT AGREEMENT BETWEEN CRAIG FISCHER and TECHALT, INC.
                      -------------------------------------
                            (Full Title of the Plan)

            EMPLOYMENT AGREEMENT BETWEEN SHAI STERN and TECHALT, INC.
                      -------------------------------------
                            (Full Title of the Plan)

           EMPLOYMENT AGREEMENT BETWEEN SETH FARBMAN and TECHALT, INC.
                      -------------------------------------
                            (Full Title of the Plan)

           EMPLOYMENT AGREEMENT BETWEEN JAMS HURLEY and TECHALT, INC.
                      -------------------------------------
                            (Full Title of the Plan)

          EMPLOYMENT AGREEMENT BETWEEN GEORGE GRUMLEY and TECHALT, INC.
                      -------------------------------------
                            (Full Title of the Plan)

           EMPLOYMENT AGREEMENT BETWEEN MONTEY ABBOT and TECHALT, INC.
                      -------------------------------------
                            (Full Title of the Plan)

                            Gateway Enterprises, Inc.
                        3230 E. Flamingo Road, Suite 156
                               Las Vegas NV 89121
                     ---------------------------------------
                     (Name and address of agent for service)

                                 (800) 992-4333
          -------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

--------------------------------------------------------------------------------

                         CALCULATION OF REGISTRATION FEE

Title of                                      Proposed            Maximum             Proposed
Securities to           Amount to be       Offering Price        Aggregate             Maximum
be Registered           Registered(1)        Per Share(2)     Offering Price(2)    Amount of Fee(2)
---------------         -------------      --------------     -----------------    ----------------
Common Stock,           7,475,000               $.02              $149,500             $17.60
$0.001 par value

(1) The Employment Agreement between the Company and Bruno Riegl provides for 750,000 options to purchase shares of common stock of the Company to be issued to Bruno Riegl. The employee receiving options to purchase shares of common stock of the Company pursuant to the Employment Agreement shall be referred to herein as the "Employee." The general nature and purpose of the Employee Agreement is to provide employment services in connection with product sales and, at the same time, compensate the Employee for these services. The term of the Employment Agreement is one (1) year. The Employment Agreement may be further renewed only by the mutual written agreement of the parties. The Company or the Employee may terminate the Employment Agreement at any time by 14 days written notice to the other party subject to outstanding obligations. The Employment Agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

(1) The Employment Agreement between the Company and Terrence Byrne provides for 2,000,000 options to purchase shares of common stock of the Company to be issued to Terry Byrne. The employee receiving options to purchase shares of common stock of the Company pursuant to the Employment Agreement shall be referred to herein as the "Employee." The general nature and purpose of the Employee Agreement is to provide employment services in connection with strategic management and business development and, at the same time, compensate the Employee for these services. The term of the Employment Agreement is one (1) year. The Employment Agreement may be further renewed only by the mutual written agreement of the parties. The Company or the Employee may terminate the Employment Agreement at any time by 14 days written notice to the other party subject to outstanding obligations. The Employment Agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

(1) The Employment Agreement between the Company and David Moore provides for 925,000 options to purchase shares of common stock of the Company to be issued to David Moore. The employee receiving options to purchase shares of common stock of the Company pursuant to the Employment Agreement shall be referred to herein as the "Employee." The general nature and purpose of the Employee Agreement is to provide employment services in connection with strategic management and business development and, at the same time, compensate the Employee for these services. The term of the Employment Agreement is one (1) year. The Employment Agreement may be further renewed only by the mutual written agreement of the parties. The Company or the Employee may terminate the Employment Agreement at any time by 14 days written notice to the other party subject to outstanding obligations. The Employment Agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

(1) The Employment Agreement between the Company and Craig Fischer provides for 1,000,000 options to purchase shares of common stock of the Company to be issued to Craig Fischer. The employee receiving options to purchase shares of common stock of the Company pursuant to the Employment Agreement shall be referred to herein as the "Employee." The general nature and purpose of the Employee Agreement is to provide employment services in connection with strategic management and business development and, at the same time, compensate the Employee for these services. The term of the Employment Agreement is one (1) year. The Employment Agreement may be further renewed only by the mutual written agreement of the parties. The Company or the Employee may terminate the Employment Agreement at any time by 14 days written notice to the other party subject to outstanding obligations. The Employment Agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

(1) The Employment Agreement between the Company and Shai Stern provides for 150,000 options to purchase shares of common stock of the Company to be issued to Shai Stern. The consulting executive receiving options to purchase shares of common stock of the Company pursuant to the Employment Agreement shall be referred to herein as the "Employee." The general nature and purpose of the Employee Agreement is to provide employment services in connection with financial publication management. The term of the Employment Agreement is one
(1) year. The Employment Agreement may be further renewed only by the mutual written agreement of the parties. The Company or the Employee may terminate the Employment Agreement at any time by 14 days written notice to the other party subject to outstanding obligations. The Employment Agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

(1) The Employment Agreement between the Company and Seth Farbman provides for 150,000 options to purchase shares of common stock of the Company to be issued to Seth Farbman. The consulting receiving options to purchase shares of common stock of the Company pursuant to the Employment Agreement shall be referred to herein as the "Employee." The general nature and purpose of the Employee Agreement is to provide employment services in connection with financial publication management. The term of the Employment Agreement is one (1) year. The Employment Agreement may be further renewed only by the mutual written agreement of the parties. The Company or the Employee may terminate the Employment Agreement at any time by 14 days written notice to the other party subject to outstanding obligations. The Employment Agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

(1) The Employment Agreement between the Company and James Hurley provides for 250,000 options to purchase shares of common stock of the Company to be issued to James Hurley. The employee receiving options to purchase shares of common stock of the Company pursuant to the Employment Agreement shall be referred to herein as the "Employee." The general nature and purpose of the Employee Agreement is to provide employment services in connection with internal accounting and compliance. The term of the Employment Agreement is one (1) year. The Employment Agreement may be further renewed only by the mutual written agreement of the parties. The Company or the Employee may terminate the Employment Agreement at any time by 14 days written notice to the other party subject to outstanding obligations. The Employment Agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

(1) The Employment Agreement between the Company and George Grumley provides for 250,000 options to purchase shares of common stock of the Company to be issued to George Grumley. The employee receiving options to purchase shares of common stock of the Company pursuant to the Employment Agreement shall be referred to herein as the "Employee." The general nature and purpose of the Employee Agreement is to provide employment services in connection with litigation consultation and managment. The term of the Employment Agreement is one (1) year. The Employment Agreement may be further renewed only by the mutual written agreement of the parties. The Company or the Employee may terminate the Employment Agreement at any time by 14 days written notice to the other party subject to outstanding obligations. The Employment Agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

(1) The Employment Agreement between the Company and Monty Abbot provides for 2,000,000 options to purchase shares of common stock of the Company to be issued to Monty Abbot. The employee receiving options to purchase shares of common stock of the Company pursuant to the Employment Agreement shall be referred to herein as the "Employee." The general nature and purpose of the Employee Agreement is to provide employment services in connection with strategic management and business development and, at the same time, compensate the Employee for these services. The term of the Employment Agreement is one (1) year. The Employment Agreement may be further renewed only by the mutual written agreement of the parties. The Company or the Employee may terminate the Employment Agreement at any time by 14 days written notice to the other party subject to outstanding obligations. The Employment Agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

(2) Estimated solely for the purposes of determining the registration fee pursuant to Rule 457. On July 10, 2006, the fair market value of the Company's common stock, determined from its closing price on the Over-the-Counter Bulletin Board was $.02 per share. On this basis, the maximum aggregate offering price for the options to purchase shares being registered hereunder is $149,500 and this is the basis for computing the filing fee in accordance with Rule 457(h) and at a rate of the aggregate offering price multiplied by .0001177.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents, which have been filed with the Securities and Exchange Commission (the "Commission") by the Registrant are incorporated by reference in this registration statement: (i) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, (ii) the Company's Quarterly Report on Form 10-QSB for the periods ended March 31, 2006, September 30, 2005, and June 30, 2005 (iii) the Company's periodic reports on Form 8-K filed February 22, 2006, October 6, 2005, September 13, 2005, July 25, 2005, July 7, 2005, April 4,
2005, February 25, 2005, February 15, 2005, as amended, January 3, 2005, December 21, 2004 and November 26, 2004 (iv) the Company's Form 10-SB registration statement, filed October 29, 1999. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.751 of the Nevada General Corporation Law generally allows the Registrant to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise. The Registrant may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to pay any such amounts if it is later determined that such person was not entitled to be indemnified by the Registrant.

ITEM 8. EXHIBITS

The Exhibits required to be filed as part of this Registration Statement are listed in the attached Index to Exhibits and incorporated herein by this reference.

ITEM 9. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities
Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in 601 Union Street, Suite 4500, Seattle, WA, on this 10th day of July 2006.

                                  TECHALT, INC.
                              (Name of Registrant)

Date: July 10, 2006
                                             By: /s/ David Otto
                                             -----------------------------------
                                             Name: David M. Otto
                                             Its: Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

    SIGNATURE         TITLE                              DATE
    ---------         -----                              ----

/s/ David Otto        Director, Executive Officer        07/10/2006
    -------------
By: David M. Otto

                                INDEX TO EXHIBITS

Number                             Description
------                             -----------

10.19 Employment Agreement between Bruno Riegl and TechAlt, Inc.

10.20 Employment Agreement between Terrence Byrne and TechAlt, Inc.

10.21 Employment Agreement between David Moore and TechAlt, Inc.

10.22 Employment Agreement between Craig Fischer and TechAlt, Inc.

10.23 Employment Agreement between Shai Stern and TechAlt, Inc.

10.24 Employment Agreement between Seth Farbman and TechAlt, Inc.

10.25 Employment Agreement between James Hurley and TechAlt, Inc.

10.26 Employment Agreement between George Grumley and TechAlt, Inc.

10.27 Employment Agreement between Monty Abbot and TechAlt, Inc..

5     Opinion of the Law Offices of Tolan S. Furusho

23.1  Consent of the Law Offices of Tolan S. Furusho (contained in exhibit 5)

23.2  Consent of Registered Public Accounting Firm